Exhibit 99.1

March 22, 2022 Dear Fellow Shareholder:

Thank you for your continued support of CNL Healthcare Properties. Since the company began conducting its annual net asset valuation analyses, we have worked to openly share the results and details of those undertakings with you. This year is no different. With the assistance of our independent third-party valuation firm, Robert A. Stanger & Co., Inc. (Stanger), we have established $7.37 per share as an estimated valuation for the company’s healthcare real estate portfolio and balance sheet as of Dec. 31, 2021. This value per share is essentially unchanged from year-end 2020.

Concurrent with announcing the results of our estimated net asset value (NAV) per share, our board of directors also approved payment of an adjusted first-quarter 2022 cash distribution of $0.0256 per share, representing a 50% reduction from the prior quarter.1 Please see below for details.

Estimated NAV Highlights

•

Our board of directors unanimously approved an estimated NAV per share of $7.37 as of Dec. 31, 2021, compared to $7.38 for Dec. 31 the prior year.[2] The estimated NAV represents the midpoint of the range of values, $6.99 to $7.78 per share, provided by Stanger and unanimously recommended by the board’s valuation committee, consisting solely of independent directors.

•

An essentially unchanged NAV per share value during what is unquestionably a volatile and dynamic time supports our ongoing belief in the quality of the national seniors housing portfolio we have assembled.

•

The $7.37 estimated NAV per share includes an adjustment for the company’s current projection of approximate property level transaction costs and an increase in year-over-year, same-store appraised real estate values – as explained below. The projected transaction costs are estimated based on a hypothetical orderly sale of the company’s assets. The company began deducting these costs from the estimated NAV in 2018, following its initiation of the exploration of strategic alternatives to provide liquidity to shareholders.

•

The economic effects of the COVID-19 pandemic continue to be palpable and widespread, negatively impacting many industries, and certainly including the seniors housing segment. As the company enters year three of the pandemic, it has gleaned measurable insight into its properties’ operational performance under highly strained and variable conditions, which has helped quell some of the uncertainty that existed earlier in the pandemic.

•

Although property cash flows continued to recede over 2021 due primarily to the Delta and Omicron waves, occupancy within the company’s portfolio improved meaningfully over the year. Increases to asking rents and normalizing expenses in the near-to-midterm are expected to lift future property cash flows, resulting in forward-looking improved property performance. That said, there remains uncertainty about the pandemic’s continued effects on operating costs, labor challenges and other trends, particularly regarding new variants of COVID-19.

•

Notwithstanding any of the above, we experienced a marginal (0.57%) increase in the aggregate appraised value of the company’s 72 appraised assets (71 seniors housing properties and one parcel of land) compared to the appraised values for the prior year’s NAV.[3] The increase was due primarily to improved property projections at the company’s RIDEA assets, partially offset by lower appraised values at our net leased assets. Property values were specifically affected at the company’s seniors housing properties as follows:

•	56 properties managed under third-party agreements (RIDEA format)—higher projected cash flows, while time to reach occupancy stabilization targets remained materially the same

•	15 triple-net leased properties – appraised values declined reflective of reduced year-one cash flows as compared to 2020

•

Other than the deduction for estimated transaction costs, the company’s 2021 estimated NAV was carried out specifically according to its adopted valuation policy and methodology prescribed by the Institute for Portfolio Alternatives, the leading trade association for non-listed direct investment programs.[4]

•	As always, the estimated NAV is a snapshot in time and does not necessarily indicate the value the company or its shareholders may receive now or in the future.

•

For additional details and information on this year’s valuation and process, I encourage you to visit our website at cnlhealthcareproperties.com to access our Form 8-K filed with the U.S. Securities & Exchange Commission.

First Quarter Distributions

•

The dividend reduction is the direct result of various factors including persistent COVID-19 impacts on industry performance; magnified and real-time inflation levels that we are all experiencing; plus overarching geopolitical and broader market concerns stemming from the troubling Ukraine/Russia state of affairs.

•	The distribution will be based on a March 22, 2022, record date and is anticipated to be paid to shareholders on or about March 31, 2022.

•	You will note that up until this point we have kept our quarterly dividend level consistent and unchanged throughout the pandemic.

•

As you have come to expect, the company and board will continue to assess its cash flow and operating income prospects, liquidity and balance sheet health, and progress toward strategic alternatives objectives related to future quarterly distributions. Therefore, there can be no assurances about future distributions.

Looking Ahead

Over the past two years, given pandemic-related market disruptions, we were forced to shift much of our focus away from pursuing transformative strategic initiatives to provide ultimate liquidity to shareholders. However, throughout that time, our management team, board and its special committee, along with our financial advisor KeyBanc Capital Markets, have been actively studying and pursuing select market opportunities and potential liquidity outcomes that are judged to be in our shareholders’ best interests. Persistent pandemic and economic headwinds, along with newfound environmental challenges, continue to delay potential outcomes, however I can assure you that this group remains focused and undeterred.

As always, thank you for your ongoing support and confidence in the company and allowing us to be stewards of your capital. Please contact your financial professional or CNL Client Services at 866-650-0650, option 3, with any questions you may have.

Sincerely,

Stephen H. Mauldin

President and Chief Executive Officer

cc: Financial professional

[1]

Distributions are not guaranteed in frequency or amount. Distributions have been and may in the future be paid by borrowings, shareholder proceeds and income. For the nine months ended Sept. 30, 2021, approximately 100% of regular cash distributions were covered by operating cash flow as defined by GAAP. The company’s distribution is subsidized by expense waivers that will be reimbursed to the advisor in the form of restricted stock. For the years ended Dec. 31, 2019, Dec. 31, 2018, Dec. 31, 2017, approximately 100%, 83%, 91%, respectively, of total distributions were covered by operating cash flow and approximately 0%, 17%, 9%, respectively, were funded by offering proceeds.

[2]

The estimated NAV per share is only an estimate based on a snapshot in time and several assumptions and estimates, which can be considered inherently imprecise. The NAV is based on numerous assumptions concerning the industry, business, economic and regulatory conditions, all of which are subject to changes. Throughout the valuation process, the valuation committee, our advisor, and senior management members reviewed, confirmed, and approved the processes and methodologies and their consistency with real estate industry standards and best practices.

[3]

Two senior housing properties were under a purchase and sale agreement (PSA) at the time of the 2020 NAV exercise and were not included in the appraised value. For comparison purposes, the PSA value from 2020, which is substantially similar to the 2021 appraised value , is being used for these two properties. Additionally, the 2021 appraised value excludes one acute care facility, which was valued in the 2021 NAV based on a PSA.

[4]

There is no assurance that CNL Healthcare Properties’ adherence to any of the methodologies set forth in IPA Practice Guideline 2013-01 “Valuations of Publicly Registered Non-Traded REITs” satisfies applicable compliance or other requirements of the SEC, FINRA or under ERISA with respect to the preparation and disclosure of its estimated NAV per share.

Forward-looking statements are based on current expectations and may be identified by words such as believes, anticipates, expects, may, will, continues, could, and terms of similar substance, and speak only as of the date made. Actual results could differ materially due to risks and uncertainties beyond the company’s ability to control or accurately predict. Shareholders and financial professionals should not place undue reliance on forward-looking statements.

3